Exhibit 99.1

DURECT Corporation Reports Fourth Quarter and Year End 2005 Financial Results

CUPERTINO, CA, February 8, 2006 /PRNewswire-FirstCall/ — DURECT Corporation (NASDAQ: DRRX) announced today its financial results for the three months and year ended December 31, 2005.

Our net loss for the three months ended December 31, 2005 was $6.0 million or 10 cents per share, compared to a net loss of $7.0 million or 13 cents per share for the same period in 2004. Our results for the three months ended December 31, 2005 included non-cash charges of $438,000 for stock-based compensation and the amortization of intangible assets, compared to $329,000 for the same period in 2004. Net cash used in operating activities was $5.6 million for the three months ended December 31, 2005, compared to $6.8 million for the same period in 2004.

Our net loss for the year ended December 31, 2005 was $18.1 million or 34 cents per share, compared to a net loss of $27.6 million or 54 cents per share for the same period in 2004. Our results for the year ended December 31, 2005 included non-cash charges of $1.8 million for stock-based compensation and the amortization of intangible assets, compared to $1.5 million for the same period in 2004. Net cash used in operating activities was $7.2 million for the year ended December 31, 2005, compared to $22.2 million for the same period in 2004.

“Fiscal year 2005 was an exceptional year for DURECT as we executed on all of the corporate objectives and key strategic initiatives that we previously communicated. In 2006, we intend to make progress in our ongoing development programs, move new programs into clinical development, build out our commercial organization and continue to forge commercial alliances for our products and technologies,” stated James E. Brown, DVM, President and CEO of DURECT.

Highlights for DURECT in fiscal year 2005 include the following:

•	We achieved positive preliminary data from an 81 patient Phase II study of our SABER-Bupivacaine development product, which we believe has the potential to be a significant advancement over the current commercially available treatments for post-surgical pain.

•	Positive results in a 200 patient Phase III study were announced for Remoxy™ based on our ORADURTM sustained release oral gel-cap technology. Pain Therapeutics, Inc. sub-licensed to King Pharmaceuticals the commercialization rights of Remoxy and the remaining rights to ORADUR products licensed from DURECT incorporating three other opioids.

•	We achieved positive preliminary data from a Phase II study of our transdermal sufentanil patch. In addition, we established a commercialization partnership with Endo Pharmaceuticals on this development product in March 2005 for the U.S. and Canadian markets. As part of the agreement, Endo paid us an upfront fee of $10.0 million, with the potential of additional milestone payments of approximately $35.0 million. Endo will be solely responsible for funding the remaining development expenses for this development product for the U.S. and Canadian markets, in which we retain co-promotion rights for this product. We retain all commercial rights in territories outside the U.S. and Canada.

•	In November 2005, we completed a secondary offering with net proceeds of approximately $38.1 million after deducting underwriters’ commissions and other offering expenses.

•	We continued to make significant progress on our other development programs, including Memryte™ under development with Voyager Pharmaceuticals for the treatment of Alzheimer’s disease, which has moved into pivotal Phase III clinical studies.

Total revenues were $5.8 million and $28.6 million for the three months and the year ended December 31, 2005, respectively, compared to $4.0 million and $13.9 million for the same periods in 2004. The increase in total revenues was primarily attributable to higher collaborative research and development revenue recognized from our agreements with Pain Therapeutics, Voyager and Endo Pharmaceuticals. Total revenues for the three months and the year ended December 31, 2005 also included $547,000 and $1.8 million related to the amortization of the $10.0 million upfront payment we received from Endo in 2005.

Research and development expenses were $7.7 million and $28.9 million for the three months and the year ended December 31, 2005, respectively, compared to $6.2 million and $24.2 million for the same periods in 2004. The increases were primarily attributable to the higher development costs related to our SABER-Bupivacaine, Memryte, Remoxy and transdermal patch development products and other research and development programs, partially offset by lower development expenses for CHRONOGESIC.

Selling, general and administrative expenses were $2.7 million and $10.7 million for the three months and the year ended December 31, 2005, respectively, compared to $2.9 million and $9.7 million for the same periods in 2004. The slight decrease in the three months ended December 31, 2005 was primarily attributable to lower audit related expenses for the period compared to the same period in 2004. The increase in selling, general and administrative expenses in the year ended December 31, 2005 was primarily due to higher patent, market research and employee related expenses.

Interest and other income was $911,000 and $2.3 million for the three months and the year ended December 31, 2005, respectively, compared to $317,000 and $1.2 million for the same periods in 2004. The increase in interest and other income was primarily the result of higher balance and yield in our cash and investments in the year ended December 31, 2005. We received net proceeds of approximately $38.1 million from issuance of 8.2 million shares of our common stock in the fourth quarter of 2005.

Interest expense was $1.0 million and $4.4 million for the three months and the year ended December 31, 2005, respectively, compared with $1.2 million and $4.5 million for the same periods in 2004. We incurred debt conversion expense of $403,000 for the year ended December 31, 2005 in connection with the early exchange and cancellation of approximately $2.7 million in principal amount of our 6.25% Convertible Subordinated Notes through conversions into our common stock in the third quarter of 2005. As of December 31, 2005, the remaining principal balance of our 6.25% Convertible Subordinated Notes due 2008 was $57.3 million.

At December 31, 2005, we had cash and investments of $91.0 million, including $2.0 million in restricted investments, compared with total cash and investments of $61.8 million at December 31, 2004.

We expect total cash burn for the fiscal year 2006 to be in the range of $31.0 million to $34.0 million, which includes interest payment of $3.6 million for the convertible notes.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic debilitating diseases and enable biotechnology products. Additional information about DURECT is available at www.durect.com.

NOTE: CHRONOGESIC®, SABER™, ORADUR™, DURIN™, TRANSDUR™ and MICRODUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

The statements in this press release regarding DURECT’s projected financial results and development products, their designs and intended uses, and DURECT’s and our collaborators’ product development and clinical trial plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s (and that of its third-party collaborators’, where applicable) abilities to manage its growth and expenses, manage relationships with third parties, finance its activities and operations, successfully enroll and complete clinical trials, complete the design, development, and manufacturing process development of the development product, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the development product, as well as marketplace acceptance of the development product. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on October 13, 2005 under the heading “Factors that may affect future results.”

SOURCE DURECT Corporation

CONTACT: Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417

DURECT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(audited)
Product revenue, net	$1,640	$1,515	$6,939	$6,416
Revenue from sale of intellectual property rights	—	—	1,600	—
Collaborative research and development and other revenue	4,136	2,508	20,032	7,437

Total revenues	5,776	4,023	28,571	13,853

Operating expenses:
Cost of revenues	882	612	2,815	2,729
Research and development	7,709	6,213	28,904	24,233
Selling, general and administrative	2,665	2,922	10,680	9,747
Amortization of intangible assets	300	303	1,209	1,249
Stock-based compensation(1)	138	26	591	204

Total operating expenses	11,694	10,076	44,199	38,162

Loss from operations	(5,918)	(6,053)	(15,628)	(24,309)
Other income (expense):
Interest income and other	911	317	2,270	1,236
Interest expense	(1,034)	(1,200)	(4,363)	(4,546)
Debt conversion expense	—	—	(403)	—

Net other expense	(123)	(883)	(2,496)	(3,310)

Loss before income taxes	(6,041)	(6,936)	(18,124)	(27,619)
Income tax provision	—	18	4	18
Net loss	$(6,041)	$(6,954)	$(18,128)	$(27,637)

Net loss per common share, basic and diluted	$(0.10)	$(0.13)	$(0.34)	$(0.54)

Shares used in computing basic and diluted net loss per share	58,201	51,839	53,719	51,507

(1) Stock-based compensation related to the following:
Cost of revenues	$—	$—	$—	$1
Research and development	131	1	237	157
Selling, general and administrative	7	25	354	46

	$138	$26	$591	$204

DURECT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	December 31, 2004 (1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents, short term investments and restricted investments	$83,885	$41,797
Accounts receivable	4,488	2,481
Inventories	2,047	1,929
Prepaid expenses and other current assets	3,659	1,364

Total current assets	94,079	47,571

Property and equipment, net	7,304	7,112
Goodwill	6,399	6,399
Intangible assets, net	536	1,745
Long-term investments and restricted investments	7,112	20,016
Other non-current assets	1,984	2,625

Total assets	$117,414	$85,468

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued liabilities and deferred revenue	$9,494	$5,006
Long-term obligations, current portion	383	483

Total current liabilities	9,877	5,489

Long-term obligations, noncurrent portion	64,185	61,589

Stockholders’ equity	43,352	18,390

Total liabilities and stockholders’ equity	$117,414	$85,468

(1)	Derived from audited financial statements.

SOURCE DURECT Corporation

CONTACT: Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417